Exhibit 10.1

May 14, 2025

VIA EMAIL DELIVERY

Jason W. Joseph

Re: Transition and Separation Agreement and Release

Dear Jason:

This Transition and Separation Agreement and Release (the “Agreement”) summarizes the terms of your employment transition and separation from Azenta, Inc. (the “Company”) and is entered into as of May 15, 2025.

1.         Transition. Effective on May 15, 2025 (the “Transition Date”), you will cease to serve as the Company’s Senior Vice President, General Counsel and Secretary (together, the “GC”), but continue to be employed by the Company in an advisory capacity (as an “Advisor”) through June 30, 2025 (the “Termination Date”, and the period beginning on the Transition Date and ending on the Termination Date, the “Transition Period”). During the Transition Period, you will report to the Company’s Chief Executive Officer and provide services to ensure a smooth transition and provide ongoing support as may be requested by the incoming GC (the “Transition Services”). As of the Transition Date, you shall be deemed to have resigned from all of your officer or other positions at the Company and its subsidiaries and affiliates (other than your continued role as Advisor), and you agree to execute such additional documentation as the Company may reasonably request to effectuate the foregoing. During the Transition Period, subject to your satisfactory provision of the Transition Services through the Termination Date, you will continue to receive your base salary in accordance the Company’s regular payroll practices and continue to participate Company-provided benefits, consistent with the rate paid and the benefits provided immediately prior to the Transition Date and, for the avoidance of doubt, you shall remain eligible to continue to vest in your outstanding equity awards under the Company’s 2020 Equity Incentive Plan (the “EIP”) through the Termination Date.

2.           Employment Termination and Final Payments.

(a)    Termination; Accrued Benefits. Your termination from employment with the Company will be effective as of Termination Date. As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as set forth in this Agreement, the Consulting Services Agreement referred to in Section 3(a) below, or as required by federal or state law. Regardless of whether you execute and do not revoke this Agreement, following the Termination Date, the Company shall pay to you within thirty (30) days following the Termination Date (or such earlier date as may be required by applicable law): (i) any accrued but unpaid base salary through the Termination Date, (ii) reimbursement for any unreimbursed business expenses properly incurred through the Termination Date and timely submitted pursuant to applicable Company policy and (iii) any amount or benefit as may be due or payable in accordance with the terms of any Company benefit plan or program. The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you are enrolled in the Company’s medical and/or dental plans, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.

(b)    Equity Treatment. If you do not enter into the Consulting Services Agreement (as defined below), all of your outstanding equity awards under the EIP that are unvested as of the Termination Date shall be automatically terminated and cancelled as of the Termination Date for no consideration; provided that with respect to your grant of 10,856 restricted stock units awarded on August 9, 2024 (the “August 2024 Grant”), such RSUs shall be deemed fully vested upon the Termination Date and shall be settled in accordance with the terms of the award agreement.

3.         Consideration. In consideration for the mutual promises contained in this Letter Agreement, subject to your continued compliance with the Restrictive Covenants (as defined below) and each of the Effective Date and Second Release Effective (each, as defined below) occurs, the Company agrees to provide the payments and benefits set forth in this Section 3.

(a)    Consulting Agreement. The Company agrees to engage you as a consultant pursuant to the consulting services agreement in the form attached hereto as Exhibit A (the “Consulting Services Agreement”), subject to your execution and return of the Consulting Services Agreement to the Company by June 27, 2025, to be effective as of June 30, 2025.

(b)    Equity Treatment. Subject to your timely entry into the Consulting Services Agreement, all of your outstanding equity awards under the EIP other than the August 2024 Grant shall continue to vest during the term of the Consulting Services Agreement.

(c)    Bonus Payment. You will be eligible to receive a bonus payment under the Company’s Incentive Compensation Plan for the fiscal year ending September 30, 2025 (the “FY25 ICP”), based on the achievement by the Company of the financial metrics contained in the FY25 ICP as determined by the Board of Directors of the Company following the completion of the fiscal year ending September 30, 2025, which bonus payment shall be calculated as if you had remained employed through the end of the fiscal year ending September 30, 2025. Any bonus payment earned under this Section 3(c) shall be paid to you at the same time bonus payments are paid to other participants in the FY25 ICP in November 2025. For purposes of the calculation of your bonus payment, if any, any non-financial objectives contained in your FY25 ICP shall be deemed to be achieved at 100%.

(d)    COBRA Premiums. If you elect in a timely manner to continue medical and dental insurance coverage after the Termination Date in accordance with the provisions of COBRA, and you timely remit the employee portion of premiums for such coverage, then the Company will maintain such coverage and pay the Company-paid portion of the group health and dental coverage for a period of five months (the “Benefits Period”) following the Termination Date, provided that you are eligible and remain eligible for COBRA coverage;  and provided, further, that you agree to notify the Company promptly if you obtain other employment that offers group health coverage, and that the Company’s payment of the Company-portion of the COBRA premiums will immediately cease upon your obtaining such other coverage. The Benefits Period runs concurrently with the COBRA continuation coverage period. Following the end of the Benefits Period, you may continue receiving group health, dental and flexible spending account coverage at your own expense as provided by COBRA for the remainder of the COBRA continuation coverage period. If you fail to make timely payment of your portion of the premiums it will result in termination of coverage. If you are a “highly compensated individual” (as defined in Section 105(h) of the Internal Revenue Code of 1986, as amended), the Company-paid portion of the group health and dental coverage, as determined by reference to the total COBRA premium, will be reported to the Internal Revenue Service as taxable income. Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payment of the COBRA premiums are discriminatory under the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided.

4.           Release.

(a)    In exchange for the consideration described in Section 3, which is in addition to anything of value to which you are entitled to receive, you, on behalf of yourself and all of your spouse, heirs, executors, beneficiaries, administrators, successors, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, demands, contracts, promises, obligations, causes of action, suits, controversies, actions, crossclaims, counterclaims, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, expenses, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) that you or any of the other Releasors ever had, now have, or might have against the Company and/or its respective current, former, and future affiliates, subsidiaries, parents, related companies and controlling shareholders, and each of their predecessors, successors and assigns (collectively with the Company, the “Company Group”, and each, a “Company Group Member”); and each Company Group Member’s respective current, former, and future directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys (collectively, with the Company Group, the “Releasees” and each a “Releasee”), arising at any time prior to and including the date you execute this Agreement, whether such Claims are known to you or unknown to you, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, your employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that you may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date you execute this Agreement; (c) Claims arising from or in any way related to awards, policies, plans, programs or practices of any of the Releasees that may apply to you or in which you may participate or may have participated; (d) Claims for any bonus, incentive payment, severance or other compensation; (e) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including, without limitation, (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (collectively, “ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Law; the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Minimum Fair Wage Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Earned Sick Time Law, the Massachusetts Parental Leave Law, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Small Necessities Leave Act, the Massachusetts Privacy Statute, the Massachusetts Domestic Violence Leave Law, the Massachusetts Consumer Protection Act, the Massachusetts Labor and Industries Act, the Massachusetts Independent Contractor Statute, Mass. Gen. Laws c. 175M, Section 9 (the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act), as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (ii) Claims arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like, and (iii) Claims for compensation, attorneys’ or experts’ fees or costs, forum fees or costs, or any your tangible or intangible property that remains with any of the Releasees; and (f) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that you does not release (A) any Claims that arise after the date you execute this Agreement; (B) any Claims for breach of this Agreement or to enforce the terms of this Agreement; (C) any Claims that cannot be waived or released as a matter of law; (D) any rights you may have to indemnification pursuant to applicable D&O policies in accordance with their terms or (E) any right to the vested 401(k) plan benefits. You specifically intend the release of Claims in this Section 4 to be the broadest possible release permitted by law.

(b)    You represent and warrant that you have never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Company Group Members or any of the other Releasees. For avoidance of doubt, nothing in this Agreement, any other agreement between you and any of the Company Group Members, or any Company policy shall prevent you from (a) filing a charge with the Equal Employment Opportunity Commission or other state or local governmental agency or commission (collectively, the “EEOC”) or participating, cooperating, or testifying in any EEOC investigation; provided that, to the fullest extent permitted by law, you may not receive any relief (including, but not limited to, compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge to the fullest extent permitted by law, excepting any benefit or remedy to which you are or become entitled under Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; or (b) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law.

(c)    By executing (and re-executing, as applicable) this Agreement, you agree you are releasing to maximum extent permitted by law Claims against the Company and the Releasees under Mass. Gen. Laws c. 149 Section 148, et. seq. (the Massachusetts Wage Act), Mass. Gen. Laws c. 151 Section 1A and 1B (the Massachusetts Overtime regulations), Mass. Gen. Laws c.149 Section 100 and 101 (the Massachusetts Meal Break regulations) and Mass. Gen. Laws c. 149, Section 148C (the Massachusetts Earned Sick Time Law. These Claims include, but are not limited to, Claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, failure to provide proper check-cashing facilities, and treble damages in connection with the foregoing.

(d)    You understand and acknowledge that you may later discover Claims or facts that may be different from, or in addition to, those which you now knows or believes to exist with regard to the subject matter of this Agreement, and which, if known at the time of signing or re-executing this Agreement, may have materially affected this Agreement or your decision to enter into it or re-execute it. You expressly waive any and all rights that you may have under any other state or local statute, order, regulation, common law and/or public policy relating to unknown claims.

5.         Accord and Satisfaction. You acknowledge and agree that, except as otherwise set forth under this Agreement, (i) you have received all wages, commissions, overtime, premiums, vacation, notice pay, severance, pay, separation pay, sick pay, holiday pay, equity, distributions, allocations, royalties, bonuses, deferred compensation, and other forms of compensation, benefits, perquisites, or payments of any kind or nature whatsoever to which you were or may have been entitled; (ii) you are not entitled to any other compensation or benefits from any of the Releasees; and (iii) you would not be entitled to the payments and benefits set forth in Section 3 above in the absence of executing (and re-executing, as applicable), and not revoking this Agreement You acknowledge and agree that payments and benefits received under this Agreement are sufficient consideration in exchange for the obligations contained in this Agreement.

6.         Initial Review and Revocation. You acknowledge that you have been given twenty-one (21) calendar days to consider the terms of this Agreement, which includes a waiver of valuable rights the you have (including Claims under ADEA), although you may sign it sooner. Changes to this Agreement, whether material or immaterial, will not restart this 21-day consideration period. You have seven (7) calendar days after the date on which you initially execute this Agreement to revoke your consent to the Agreement. Such revocation must be in writing and must be emailed to Olga Pirogova at Olga.Pirogova@azenta.com. Notice of such revocation must be received within the seven (7) referenced above. In the event of your revocation, this Agreement will be null and void in its entirety. Provided that you do not revoke your execution of this Agreement within such seven (7) day period, this Agreement will be effective on the eight (8th) calendar day after the date on which you initially signs it (the “Effective Date”).

7.          Re-Execution of Agreement. The Company’s obligations under Section 3 of this Agreement are strictly contingent upon your re-execution and non-revocation of this Agreement. You may not re-execute this Agreement prior to the Termination Date. The date of your re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, you advance to the Re-Execution Date your general waiver and release of all Claims against the Releasees and the other covenants set forth in this Agreement. You have seven (7) from the Re-Execution Date to revoke Executive’s re-execution of the Agreement. Such revocation must be in writing and must be emailed to Olga Pirogova at Olga.Pirogova@azenta.com. Notice of such revocation must be received by the Company within the seven (7) calendar days referenced above. In the event of your revocation, you will not be entitled to any of the benefits set forth in Section 3 of this Agreement, the date of the releases and covenants set forth in this Agreement will not be advanced, but will remain effective up to and including the date upon which you originally signs this Agreement. Provided that you do not revoke your re-execution of this Agreement within such seven (7), the “Second Release Effective Date” will occur on the eighth (8th) calendar day following the Re-Execution Date.

8.          Consultation/Voluntary Agreement. You acknowledge that the Company has advised you of your right to consult with an attorney of your choosing prior to executing this Agreement and you have done so to the extent desired. You have carefully read and fully understand all of the provisions of this Agreement. Your are entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing (and re-executing, as applicable) and not revoking this Agreement.

9.          No Violations. The parties acknowledge and agree that, in connection with your separation from the Company, the Company has requested that you fully and truthfully disclose to the Company any violations of law or regulatory requirements, or material breaches of contract by the Company or any of the other Releasees, about which you are aware or believe in good faith to have occurred. As of the date upon which you execute and re-execute this Agreement (as applicable), you confirm and re-confirm (as applicable) that you have nothing to report to the Company under this Section 9 or have made a full report to the Chief Human Resources Officer in writing.

10.         Permitted Disclosures; Defend Trade Secrets Act.

(a)    Nothing in this Agreement or the Restrictive Covenants or any other policy or agreement of the Company Group prohibits or restricts you or your attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) speaking with law enforcement, the Equal Employment Opportunity Commission, the National Labor Relations Board or your attorneys; (iii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iv) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity; (v) engaging in concerted activity protected under the National Labor Relations Act (to the extent applicable), including relative to the terms and conditions of your employment, your ability to file unfair labor practice charges or assist others in doing so, and cooperating in any investigative process with the National Labor Relations Board; (vi) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation; or (vii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

(b)    Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

11.       Company Files, Documents and Other Property. You agree that, on the Termination Date or such earlier date as requested by the Company, you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, Company keys and passes, intangible information stored on hard drives or thumb drives, software passwords or codes, security passwords or codes, tangible copies of trade secrets and confidential information, names and addresses of Company customers, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after the Termination Date you will immediately return such materials to the Company.

12.        Continuing Obligations. By signing this Agreement you (A) re-affirm that you remain bound by your post-employment obligations as set out in the Employee Non-Solicitation and Proprietary Information Agreement, dated March 14, 2011 (the “Restrictive Covenants”), the terms of which are fully incorporated herein by reference, and (B) acknowledges and agrees that such obligations shall survive termination of your employment or service with the Company and its affiliates and remain in full force and effect at all times during the Transition Period, on and after the Termination Date and during any term under the Consulting Services Agreement.

13.        Entire Agreement. This Agreement (including the Restrictive Covenants) sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company, except for the Consulting Services Agreement (if any). This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.

14.        Severability. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

15.      Governing Law. This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other may be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

16.        No Waiver. This Agreement does not constitute and shall not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you, and the Company expressly denies that it has engaged in any such conduct.

17.         Assignment. You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

18.        Counterparts. This Agreement may be signed by the parties to this Agreement in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. The parties hereto also agree that an electronic signature shall have the same effect as the use of a signature affixed by hand.

19.         Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

20.         Section 409A. The parties hereto intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from, or otherwise comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder as amended from time to time (“Code Section 409A”), and will be interpreted and construed consistent with this intent; provided, however, that the Company does not guarantee any particular tax result under Code Section 409A or any other provision of federal, state, local or non-United States law, and will have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes or penalties pursuant to Code Section 409A or otherwise. In the event that any payment to you or any benefit hereunder that is subject to Code Section 409A is made upon, or as a result of your termination of employment hereunder, and you are a “specified employee” (as that term is defined under Code Section 409A) at the time you become entitled to any such payment or benefit, no such payment or benefit will be paid or commenced to be paid to you under this Agreement until the date that is the earlier to occur of (i) your death or (ii) six months and one day following the Termination Date (the “Delay Period”). Any payments which you would otherwise have received during the Delay Period will be payable to you in a lump sum on the date that is six (6) months and one day following the Termination Date, and any remaining compensation and benefits due under this Agreement shall be paid or provided as otherwise set forth herein. Each separately identified amount and each installment payment to which you are entitled shall be deemed to be a separate payment for purposes of Code Section 409A. Notwithstanding the terms of this Agreement, in the event that your execution and nonrevocation of this Agreement (which includes the release in Section 4) involves a consideration period that begins in one calendar year and ends in the next calendar year, any amounts payable hereunder will be paid as soon as practicable in the second calendar year even if you signed this Agreement and this Agreement becomes irrevocable in the first calendar year.

If this Agreement correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me on or after May 15, 2025.

Very truly yours, Azenta, Inc. By: /s/ Olga Pirogova Olga Pirogova SVP and Chief Human Resources Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

ACCEPTED AND AGREED TO:

        /s/Jason W. Joseph
Jason W. Joseph

Date: 5/15/2025

NOT TO BE RE-EXECUTED
PRIOR TO THE TERMINATION DATE

RE-EXECUTED BY:

________________________________
Jason W. Joseph

Date: ___________________________

EXHIBIT A

Exhibit A

CONSULTING SERVICES AGREEMENT

Consultant:	Jason W. Joseph

Address:

Email:

Phone:

Azenta, Inc., (“Azenta”), having offices at 200 Summit Drive, 6th Floor, Burlington, MA 01803 U.S.A., and the above-named party (“Consultant”) agree that the following terms and conditions shall solely and exclusively govern any and all Services (as defined below) to be provided by Consultant to Azenta (the “Agreement”). This Agreement is effective as of June 30, 2025 (the “Effective Date”).

1.	SERVICES

All services to be performed by Consultant under this Agreement, from time to time, (collectively, the “Services”) shall be as set forth on Schedule A attached hereto, which shall describe the work to be performed and related period of performance, rates, and any milestones. The Services may be performed remotely.

2.	TERM

This Agreement will remain in force from the Effective Date until November 30, 2025, (the “Initial Term”), unless otherwise mutually agreed in writing by the parties prior to the expiration of the Initial Term, and subject to Section 3 below.

3.	TERMINATION

The parties hereby acknowledge and expressly agree that this Agreement may be terminated only in the following circumstances:

a)	Automatically upon expiry of the Initial Term;

b)

During the Initial Term, by Azenta, immediately upon written notice to Consultant, if (i) Consultant fails to sign and return the Transition and Separation Agreement and Release following the 21-day consideration period (the “Severance Agreement”), or (ii) Consultant revokes the Severance Agreement within the time set forth therein.

c)

By Consultant, for any reason and at any time prior to the expiry of the Initial Term upon written notice provided by Consultant to Azenta, in which case Azenta shall pay Consultant any fees earned up through the date of such termination.

4.	PAYMENT

As consideration for the Services, payment to Consultant will be made as outlined in Schedule A. All rates and charges for Services are exclusive of any and all sales, use, service or like taxes, however designated, that may arise from this Agreement, exclusive of taxes based upon Consultant’s net income. All rates and charges for Services are also exclusive of any and all out-of-pocket expenses, which must be approved in advance and in writing by Azenta. Upon termination of this Agreement, Azenta will pay Consultant for all Services performed and approved expenses incurred through the date of the termination, subject to timely submission of such expenses in accordance with applicable Azenta policy.

5.	INDEPENDENT CONTRACTOR

A.

Consultant is an independent contractor and not an employee, agent or representative of Azenta, and shall therefore not be eligible for any of Azenta employee benefits. Specifically, but without limiting the generality of the prior sentence, Consultant is not covered under any of Azenta’s worker’s compensation, accident, liability, or other insurance policies.

B.

Consultant further understands and agrees that under no circumstances shall Azenta be responsible for any tax collection, payment and/or reporting obligations with respect to Consultant. Consultant shall be solely responsible for fulfilling all of his own tax collection, payment and reporting obligations which may be incurred in connection with the compensation provided to, or the work performed by, Consultant hereunder. Consultant hereby undertakes to take sole responsibility for any and all such taxes (withholding, unemployment, or otherwise) that he may incur in connection with the compensation provided to, or the work performed by, Consultant hereunder.

C.

Nothing herein shall be deemed to create, expressly or impliedly, a partnership, joint venture, agency, employment or other association between the parties. Neither party has any right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever. Consultant shall not perform any act which might result in any third party believing Consultant has the power to contract or incur any commitment on behalf of Azenta, or that Consultant is the agent, employee, joint venturer with or partner of Azenta.

D.

Consultant and Azenta acknowledge that each of Consultant’s previously issued and outstanding equity incentive awards (excluding Consultant’s grant of 10,856 restricted stock units awarded on August 9, 2024) will continue to vest through the expiration of the Initial Term and shall be exercisable and settled in accordance with their terms as if Consultant remained employed through the expiration of the Initial Term. Consultant and Azenta acknowledge that Consultant is not eligible for any new equity grants under Azenta equity incentive plans.

6.	CONFIDENTIALITY

In order to perform the Services, either party may from time to time provide the other party certain information and data respecting its products or business. Both parties agree to protect that information and data (“Confidential Information”) from unauthorized disclosure, using at least the same degree of care and discretion that the party uses to protect its own similar information, but in no event less than a reasonable degree of care. Both parties agree not to use the Confidential Information of the other party except in connection with the discharge of its obligations under this Agreement. All Confidential Information and rights relating to the Confidential Information of a party are the sole property of that party. The party receiving such information (the “receiving party”) shall not be required to protect any Confidential Information which (i) is or becomes publicly available through no fault of the receiving party, (ii) is already in the receiving party’s possession, (iii) is independently developed by the receiving party outside the scope of this Agreement, (iv) is rightfully obtained from third parties which have no confidentiality obligations to the party which disclosed that information to the receiving party (the “disclosing party”), or (v) is disclosed pursuant to court order or as otherwise required by law, after giving the disclosing party prompt notice of the required disclosure and after assisting the disclosing party in its reasonable efforts to prevent or limit the disclosure. Consultant may retain copies of Consultant’s own employment records and agreements to which Consultant is a party in Consultant’s personal capacity.

Neither party has, nor shall it in the future, disclose to the other party, or induce the other party to use, any trade secrets, confidential or proprietary information or material belonging to a third party without the permission of such third party. Consultant represents that its performance of all of the terms of this Agreement and its performance of its duties under this Agreement do not and shall not breach any agreement or obligation to keep in confidence proprietary information acquired by Consultant in confidence or in trust. Consultant has not entered into, and agrees that it shall not enter into, any agreement either written or oral in conflict with this or any other provision of this Agreement.

Upon termination of this Agreement, or of any transaction under this Agreement, for any reason, Consultant shall deliver to Azenta all physical documents or other materials relating to the Services (and delete all electronic copies), and Consultant shall not take any of the foregoing documents or materials or any reproduction of the documents or materials or anything containing any, or relating to any, Confidential Information of Azenta.

Notwithstanding the foregoing, either party to this Agreement has the right to disclose Confidential Information to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Either party also has the right to disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure to the extent permitted by applicable law. Further, nothing contained in this Agreement limits, restricts or in any way affects either party’s right to (i) communicate with any governmental agency or entity or regulatory or any law enforcement authority or make other disclosures under the whistleblower provisions of any applicable law, rule or regulation or (ii) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity.

Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.	PROPRIETARY RIGHTS

[Intentionally Omitted]

8.	WARRANTY

A.

Consultant further warrants that the Services will be performed in a professional manner, will conform to generally accepted industry standards and practices, and will conform in all material respects to the requirements set forth in Schedule A.

B.

Consultant further represents and warrants to Azenta that he is free to enter into this Agreement and that his performance hereunder will not conflict with (i) any other agreement to which he may be a party and (ii) any applicable laws.

9.	LIMITATIONS OF LIABILITY

AZENTA’S AND CONSULTANT’S LIABILITY UNDER THIS AGREEMENT FOR DAMAGES, REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE GREATER OF THE TOTAL AMOUNT CONTEMPLATED BY THIS AGREEMENT AND THE TOTAL AMOUNT PAID UNDER SCHEDULE A FOR SERVICES DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CAUSE OF ACTION.

EXCEPT FOR BREACHES OF SECTION 8 HEREIN, BOTH PARTIES FURTHER AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES OR FOR ANY LOST PROFITS OF THE OTHER PARTY.

NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE SERVICES UNDER THIS AGREEMENT, MAY BE BROUGHT BY EITHER PARTY MORE THAN ONE YEAR AFTER THE CAUSE OF ACTION HAS ACCRUED, EXCEPT THAT AN ACTION FOR NON-PAYMENT MAY BE BROUGHT WITHIN ONE YEAR OF THE DATE OF LAST PAYMENT.

10.	INDEMNIFICATION

[Intentionally Omitted]

11.	SUBCONTRACTING PROHIBITED

The performance of the Services to be rendered by Consultant under this Agreement may not be delegated or subcontracted by Consultant to others without prior written authorization from Azenta.

12.	TRADEMARKS

Consultant acknowledges that Azenta owns all trademarks, logotypes and other proprietary or other Confidential Information provided to Consultant by Azenta and understands that this Agreement does not grant ownership rights or rights to register any trademarks, logotypes or other proprietary or Confidential Information of Azenta. All advertisements and promotion material using such trademarks, logotypes or information shall be submitted to Azenta for written approval before use by Consultant.

13.	EXPORTS

Consultant agrees not to knowingly export, re-export or release any software, source code for the software, documentation or technical data furnished under this Agreement, or any part or any direct product thereof, directly or indirectly, to Iran, Iraq, Libya, Cuba, North Korea, Sudan and Syria, any other embargoed country, and any of those countries listed from time to time in Country Group D:1 or E:2 in the Export Administration Regulations, Parts 730-774 to Title 15 of the U.S. Code of Federal Regulations, without a license from the U.S. Department of Commerce and/or other appropriate governmental agencies, or other authorization under the Export Administration Regulations. For purposes of this Agreement, the term “direct product” is defined to mean the immediate product (including processes and services) produced directly by use of the technical data.

14.	PUBLICITY

Consultant will not issue any announcements or press releases mentioning Azenta by name without the prior written consent of Azenta.

15.	GENERAL

A.

This Agreement, along with Schedule A, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supersedes in all respects all prior proposals, negotiations, conversations, discussions, and agreements between the parties concerning that subject matter. In the event of a conflict between the provisions of Schedule A and provisions of the rest of this Agreement, the latter will prevail. This Agreement may not be modified except by written authorization from representatives of both parties. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall impact the enforceability of the Employee Non-Solicitation and Proprietary Information Agreement dated March 14, 2011, between Consultant and Azenta, which shall remain in full force and effect.

B.

This Agreement, and all transactions under this Agreement, shall be construed and governed by the internal laws of the Commonwealth of Massachusetts without regard to its choice of law principles, and Consultant agrees to submit to the jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts. In all actions taken under this Agreement, Consultant will at all times comply with all provisions of all Federal and other applicable laws and regulations.

C.

Neither this Agreement, nor individual transactions under this Agreement, will be assigned by Consultant without the prior written consent of Azenta and any attempted assignment will be void. Azenta may assign or transfer this Agreement, or any of Azenta’s rights or obligations under this Agreement, without Consultant’s consent, to a buyer of the Azenta business.

D.

Consultant hereby agrees that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be at all unenforceable, those provision or provisions will be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the then applicable law.

E.

Both parties agree that any breach of this Agreement could cause the other party irreparable damages and that in the event of such breach, the non-breaching party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the breaching party’s obligations hereunder.

F.

Any waiver by Azenta of a breach of any provision of this Agreement shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach hereof.

G.

Consultant’s confidentiality obligations under Section 6 of this Agreement shall survive the expiration or termination of this Agreement, regardless of the manner of such expiration or termination. Those obligations will be binding upon Consultant’s heirs, executors and administrators and shall inure to the benefit of Azenta’s successors and assigns.

H.

Any notice or communication required or permitted under this Agreement must be in writing and shall be deemed received when delivered electronically via email or three days after being sent via first-class mail, postage prepaid, return receipt requested, to a party at the address specified in this Agreement or at any other address either party may from time to time designate to the other.

AGREED AND ACCEPTED:

CONSULTANT	AZENTA, INC.

Authorized Signature	Authorized Signature

Olga Pirogova
Print Name	Print Name

Consultant	SVP & CHRO
Title	Title

05/15/2025
Date	Date

SCHEDULE A

Services

1.	SERVICES TO BE RENDERED

Provide transition advice and perform such other tasks as reasonably requested by Azenta’s Chief Executive Officer or General Counsel.

2.	CONSULTING SCHEDULE AND PAYMENT

Services to be provided remotely on an as needed basis. Consultant shall not be required to travel to perform the Services. Consultant will make himself generally available during business hours.

Azenta shall pay to Consultant a total of $192,000 for the Services provided during the Initial Term (the “Initial Fee”). Azenta agrees to pay the Initial Fee in five equal monthly installments, with each installment to be paid on or about the 8th day of each month during the Initial Term. Should the Initial Term be less than five months for any reason, the Initial Fee shall be pro-rated to reflect the such shorter term. Consultant shall not be required to submit an invoice in connection with the payment of the Initial Fee.